May 2007	Pricing Sheet dated May 23, 2007 relating to
Preliminary Pricing Supplement No. 259 dated April 24, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies

Currency-Linked Capital-Protected Notes due November 30, 2009
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazil + China + Hungary + India + Mexico + Turkey

P R I C I N G T E R M S – M a y 2 3, 2 0 0 7
Issued By:	Morgan Stanley
Issue Price:	$1,000 (see “Commissions and Issue Price” below)
Stated Principal Amount:	$1,000
Aggregate Principal Amount:	$33,643,000
Pricing Date:	May 23, 2007
Original Issue Date:	May 31, 2007 (5 business days after the Pricing Date)
Maturity Date:	November 30, 2009
Principal Protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Reuters Page	Initial Exchange Rate

	Brazilian real (“BRL”)	16.6667%	BRFR	1.9489
	Chinese renminbi (“CNY”)	16.6667%	SAEC	7.6540
	Hungarian forint (“HUF”)	16.6667%	ECB37=(HUF/EUR)/(USD/EUR)	183.60
	Indian rupee (“INR”)	16.6667%	RBIB	40.55
	Mexican peso (“MXN”)	16.6667%	WMRSPOT10	10.7664
	Turkish lira (“TRY”)	16.6667%	ECB37AB=(TRY/EUR)/(USD/EUR)	1.3240
Payment at Maturity:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:	• If the Basket Performance is less than, or equal to, zero, $0; or
•  If the Basket Performance is greater than zero, the greater of:
   (i) $250; and
(ii) $1,000 times (x) the Basket Performance times (y) the Participation Rate
Basket Performance:	Sum of the weighted Performance Values of each of the Basket Currencies
Participation Rate:	200%
Performance Value:	[(Initial Exchange Rate / Final Exchange Rate) - 1] x Weighting
Final Exchange Rate:	The Exchange Rate on the Valuation Date
Exchange Rate:	With respect to each Basket Currency, the rate for conversion of such Basket Currency into U.S. dollars as determined by reference to the applicable Reuters Page
Valuation Date:	November 19, 2009
CUSIP:	617446H36
Commissions and Issue Price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note	100%	1.75%	98.25%
	Total	$33,643,000	$588,752.50	$33,054,247.50

(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see the cover page of the preliminary pricing supplement for further details.
(2) For additional information, see “ Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICINGSUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 259, dated April 24, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.